Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-156695

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Autocallable Optimization Securities with Contingent Protection	$10,829,660	$604.30
(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PRICING SUPPLEMENT (To Prospectus dated January 13, 2009 and Prospectus Supplement dated June 3, 2009)

Autocallable Optimization Securities with Contingent Protection
Linked to the Energy Select Sector SPDR Fund

Tactical Strategy for Flat or Bullish Markets

UBS AG $10,829,660 Securities linked to the Energy Select Sector SPDR Fund due July 2, 2010

Investment Description

Autocallable Optimization Securities with Contingent Protection (the “Securities”) are securities issued by UBS AG (“UBS” or the “Issuer”) linked to the performance of the Energy Select Sector SPDR Fund (the “underlying equity”) . The Securities are designed for investors who believe that the price of the underlying equity will increase during the Observation Period. The Securities will be called automatically if the underlying equity closes at or above the Starting Price on any Observation Date. You may lose up to 100% of your principal amount invested if the Securities have not been called and the underlying equity closes below the Trigger Price on the Final Valuation Date. You will receive a positive return on your Securities only if the underlying equity closes at a price equal to or above the Starting Price on any Observation Date, including the Final Valuation Date. The contingent protection feature applies only if you hold the Securities to maturity. Any payment on the Securities, including any principal protection, is subject to the creditworthiness of the Issuer.

Features
☐	Tactical Investment Opportunity — If you believe the underlying equity will appreciate in value over the term of the Securities but are unsure about the exact timing or magnitude of the appreciation, the Securities provide a potential opportunity to generate returns based on this market view. The Securities will be automatically called for the principal amount plus an amount based on the Call Return if the closing price of the underlying equity on any Observation Date is equal to or greater than the closing price of the underlying equity on the Trade Date. If the Securities are not called, investors will have downside market exposure to the underlying equity at maturity, subject to the contingent protection feature.
☐	Contingent Protection Feature — If you hold the Securities to maturity, the Securities are not called on the Final Valuation Date and the underlying equity is above or equal to the Trigger Price on the Final Valuation Date, you will receive 100% of your principal, subject to the creditworthiness of the issuer. If the underlying equity closes below the Trigger Price on the Final Valuation Date, your investment will be fully exposed to the negative Underlying Return.

Key Dates

Trade Date*	June 26, 2009
Settlement Date*	June 30, 2009
Final Valuation Date**	June 28, 2010
Maturity Date**	July 2, 2010
*	We expect to deliver each offering of the Securities against payment on or about the second business day following the trade date. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise.
**	Subject to postponement in the event of a market disruption event, as described in the Securities’ product supplement.
Security Offering

These terms relate to Securities linked to the Energy Select Sector SPDR Fund. The Securities are offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment), and integral multiples of $10.00 in excess thereof.

Underlying Equity	Call Return	Starting Price	Trigger Price	CUSIP	ISIN
Energy Select Sector SPDR Fund (XLE)	20.93%	$47.89	$35.918, 75% of the Starting Price	90265G667	US90265G6677

See “Additional Information about UBS and the Securities” on page 2 of this pricing supplement. The Securities will have the terms set forth in the Autocallable Optimization Securities with Contingent Protection (AOS CP) product supplement relating to the Securities, dated June 3, 2009, the accompanying prospectus and this pricing supplement. See “Key Risks” on page 5 and the more detailed “Risk Factors” beginning on page PS-11 of the AOS CP product supplement relating to the Securities for risks related to an investment in the Securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this pricing supplement or the accompanying product supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities of UBS and are not FDIC insured.

Offering of Securities	Price to Public		Underwriting Discount		Proceeds to UBS
	Total	Per Security	Total	Per Security	Total	Per Security
Energy Select Sector SPDR Fund (XLE)	$10,829,660.00	$10.00	$135,370.75	$0.125	$10,694,289.25	$9.875

UBS Financial Services Inc.	UBS Investment Bank

Pricing Supplement dated June 26, 2009

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Securities with the Securities and Exchange Commission, or SEC, for the offerings to which this pricing supplement relates). Before you invest, you should read these documents and any other documents relating to the Securities that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC web site at www.sec.gov. Our Central Index Key, or CIK, on the SEC Web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 800-657-9836.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	AOSCP Product supplement dated June 3, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000139340109000331/c151113_690360-424b2.htm

♦	Prospectus dated January 13, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000095012309000556/y73628b2e424b2.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Autocallable Optimization Securities with Contingent Protection” or the “Securities” refer to the Securities that are offered hereby. Also, references to the “AOS CP product supplement” mean the UBS product supplement, dated June 3, 2009, and references to “accompanying prospectus” mean the UBS prospectus, dated January 13, 2009.

Investor Suitability

The Securities may be suitable for you if:

♦	You believe the underlying equity will not close below the Trigger Price, which is 75% of the Starting Price on the Final Valuation Date
♦	You believe the underlying equity will close at or above the Starting Price on one of the specified Observation Dates, including the Final Valuation Date
♦	You are willing to hold Securities that will be called on any Observation Date on which the underlying equity closes at or above the Starting Price and you are otherwise willing to hold the Securities to maturity
♦	You believe the underlying equity will remain stable for the term of the Securities and will close at or above the Starting Price on the Final Valuation Date
♦	You are willing to make an investment whose return is limited to the specified Call Return, an annualized return of 20.930%.
♦	You do not seek current income from this investment and are not seeking an investment for which there will be an active secondary market
♦	You are comfortable with the creditworthiness of UBS, as Issuer of the Securities

The Securities may not be suitable for you if:

♦	You believe the underlying equity will close below the Trigger Price, which is 75% of the Starting Price on the Final Valuation Date, and that at maturity the Underlying Return will be negative
♦	You believe stock prices of energy sector companies comprising the underlying equity will decrease during the Observation Period
♦	You seek an investment that is 100% principal protected
♦	You are not willing to make an investment in which you could lose up to 100% of your principal amount
♦	You seek an investment whose return is not limited to the specified Call Return, an annualized return of 20.930%.
♦	You seek an investment for which there will be an active secondary market
♦	You are unable or unwilling to hold Securities that will be called on any Observation Date on which the underlying equity closes at or above the Starting Price, or you are otherwise unable or unwilling to hold the Securities to maturity
♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings
♦	You seek current income from your investment
♦	You are unable or unwilling to assume the credit risk associated with the UBS, as Issuer of the Securities
♦	You do not seek exposure to energy sector companies

Final Terms

Issuer	UBS AG, Jersey Branch
Issue Price	$10.00 per Security
Term	12 months, unless earlier called
Underlying Equity	Energy Select Sector SPDR Fund (Ticker: XLE) (the “underlying equity”)
Call Feature	The Securities will be called if the closing level of the underlying equity on any Observation Date is at or above the Starting Price
Observation Dates	Monthly, on or about July 27, 2009, August 25, 2009, September 24, 2009, October 26, 2009, November 23, 2009, December 24, 2009, January 25, 2010, February 22, 2010, March 25, 2010, April 26, 2010, May 24, 2010 and June 28, 2010. (1)
Call Settlement Dates	Four business days following the applicable Observation Date
Call Return	If the Securities are called, you will receive on the applicable Call Settlement Date a cash payment per $10.00 principal amount of each Security equal to the Call Price for the applicable Observation Date. The Call Price will be based upon the Call Return, an annualized return of 20.93%. The table below assumes a Call Return of 20.93% per annum.
Observation Date	Return on Call Date (numbers below assume 20.93% per annum)	*Call Price (per $10.00)
July 27, 2009	1.744%	$10.17
August 25, 2009	3.488%	$10.35
September 24, 2009	5.233%	$10.52
October 26, 2009	6.977%	$10.70
November 23, 2009	8.721%	$10.87
December 24, 2009	10.465%	$11.05
January 25, 2010	12.209%	$11.22
February 22, 2010	13.953%	$11.40
March 25, 2010	15.698%	$11.57
April 26, 2010	17.442%	$11.74
May 24, 2010	19.186%	$11.92
June 28, 2010	20.930%	$12.09
*	Call price amounts have been rounded for ease of analysis

Payment at Maturity(2) (per Security)	If the Securities are not called and the Ending Price is above or equal to the Trigger Price on the Final Valuation Date, you will receive a cash payment on the Maturity Date equal to $10.00 per $10.00 principal amount Security.
If the Securities are not called and the Ending Price is below the Trigger Price on the Final Valuation Date, you will receive a cash payment on the Maturity Date equal to:
$10.00 × (1 + Underlying Return)
Accordingly, you may lose all or a substantial portion of your principal at maturity, depending on how much the underlying equity declines.

Underlying Return	Ending Price – Starting Price Starting Price
Trigger Price	$35.918, 75% of the Starting Price
Observation Period	The period commencing on (and including) the Trade Date and ending on (and including) the Final Valuation Date.
Starting Price	47.89, the closing price of the underlying equity on the Trade Date.
Ending Price	The closing price of the underlying equity on the Final Valuation Date.
Determining Payment upon a Call or at Maturity

Accordingly, you may lose some or all of your principal at maturity, depending on how much the underlying equity declines.

(1)	Subject to the market disruption event provisions set forth in the AOS CP product supplement beginning on page PS-24.
(2)	Principal protection is provided by UBS and, therefore, is dependent on the ability of UBS to satisfy its obligations when they come due.

Hypothetical Examples of How the Securities Perform

The examples below illustrate the payment upon a call or at maturity for a $10.00 Security on a hypothetical offering of the Securities, with the following assumptions:

Principal Amount:	$10.00
Term:	12 months
Starting Price:	47.89
Call Return:	20.93% per annum (or 1.744% per month)
Observation Dates:	Monthly
Trigger Price:	35.918 (which is 75.000% of the Starting Price)

Example 1 — Securities are Called on the First Observation Date

Closing Price at first Observation Date:	55 (at or above Starting Price, Securities are called)
Call Price (per $10.00):	$10.17

Since the Securities are called on the first Observation Date, you will receive on the Call Settlement Date a total Call Price of $10.17 per $10.00 principal amount (1.744% total return on the Securities).

Example 2 — Securities are Called on the Final Valuation Date

Closing Price at first Observation Date:	45 (below Starting Price, Securities NOT called)
Closing Price at second Observation Date:	40 (below Starting Price, Securities NOT called)
Closing Price at third Observation Date:	44 (below Starting Price, Securities NOT called)
Closing Price at fourth to eleventh Observation Date:	Various (all below Starting Price, Securities NOT called)
Closing Price at Final Valuation Date:	50 (at or above Starting Price, Securities are called)

Call Price (per $10.00):	$12.09

Since the Securities are called on the Final Valuation Date, you will receive on the Call Settlement Date (which coincides with the maturity date in this example) a total Call Price of $12.09 per $10.00 principal amount (20.93% total return on the Securities).

Example 3 — Securities are NOT Called and the Ending Price is above the Trigger Price on the Final Valuation Date

Closing Price at first Observation Date:	45 (below Starting Price, Securities NOT called)
Closing Price at second Observation Date:	40 (below Starting Price, Securities NOT called)
Closing Price at third Observation Date:	44 (below Starting Price, Securities NOT called)
Closing Price at fourth to eleventh Observation Date:	Various (all below Starting Price, Securities NOT called)
Closing Price at Final Valuation Date:	38 (below Starting Price, but above Trigger Price, Securities NOT called)

Call Price (per $10.00):	$10.00

At maturity, you will receive a total of $10.00 per $10.00 principal amount (0% total return on the Securities). The Securities are not called during the Observation Period and the Ending Price is not below the Trigger Price on the Final Valuation Date.

Example 4 — Securities are NOT Called and the Ending Price is below the Trigger Price on the Final Valuation Date.

Closing Price at first Observation Date:	45 (below Starting Price, Securities NOT called)
Closing Price at second Observation Date:	40 (below Starting Price, Securities NOT called)
Closing Price at third Observation Date:	34.48 (below Starting Price and Trigger Price, Securities NOT called)
Closing Price at fourth to eleventh Observation Date:	Various (all below Starting Price, Securities NOT called)
Closing Price at Final Valuation Date:	29 (below Starting Price and Trigger Price, Securities NOT called)

Settlement Amount (per $10.00):	$10.00 × [1 + Underlying Return]
$10.00 × (1 – 40%)
$6.00

Since the Securities are not called and the Ending Price is below the Trigger Price on the Final Valuation Date, at maturity you will receive a total of $6.00 per $10.00 principal amount (a 40.00% loss on the Securities).

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing in any of the equities upon which the price of the underlying equity is based. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦	You may lose some or all of your principal — The Securities do not guarantee any return of principal at maturity. The return on the Securities depends on the underlying equity closing at or above the Starting Price on an Observation Date. You will lose some or all of your principal if the Securities are not called and the Ending Price is below the Trigger Price on the Final Valuation Date.
♦	The call feature limits your potential return — The appreciation potential of the Securities as of any Observation Date is limited to the specified Call Price, regardless of the performance of the underlying equity. In addition, since the Securities could be called as early as the first Observation Date, the total return on the Securities could be minimal. Further, if your Securities are called, you may not be able to reinvest at comparable terms or returns.
♦	Contingent principal protection — The Securities provide limited principal protection only if the Ending Price is above or equal to the Trigger Price on the Final Valuation Date, and you hold the Securities to maturity.
♦	No interest payments — You will not receive any interest payments on the Securities.
♦	There may be little or no secondary market — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Securities, although they are not required to do so and may stop making a market at any time. The price, if any, at which you may be able to sell your Securities prior to maturity could be at a substantial discount from the initial price to public, and, as a result, you may suffer substantial losses.
♦	Owning the Securities is not the same as owning the underlying equity — The return on your Securities may not reflect the return you would realize if you actually owned the underlying equity. For instance, you will not receive or be entitled to receive any dividend payments or other distribution over the life of the Securities.
♦	Historical performance of the underlying equity should not be taken as an indication of the future performance of the underlying equity — The historical performance of the underlying equity should not be taken as an indication of the future performance of the underlying equity during the term of the Securities.
♦	Credit of issuer — The Securities are senior unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any principal protection provided at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities, and in the event UBS were to default on its obligations, you may not receive the principal protection or any other amounts owed to you under the terms of the Securities.
♦	Price prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the price of the underlying equity; the volatility of the underlying equity; the dividend rate paid on the underlying equity; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of UBS.
♦	Impact of fees on secondary market prices — Generally, the price of the Securities in the secondary market is likely to be lower than the initial price to public since the initial price to public included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Securities.
♦	Single ETF risk — The price of the underlying equity can rise or fall sharply due to factors specific to the underlying equity, such as volatility, earnings, financial conditions, corporate, industry and regulatory developments, and other events affecting the companies whose common shares make up the components of the underlying equity, and by general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.
♦	There is a high probability that the Securities will be called or that the underlying equity will fall below the Trigger Price — Since its inception, the underlying equity has experienced significant volatility. As a result, there is a high probability that your Securities will be called before the Maturity Date, limiting your appreciation potential. In addition, there is a high probability that the underlying equity will close below the Trigger Price on the Final Valuation Date, exposing you to the loss of some or all of your principal investment if the Underlying Return is negative.
♦	Limited antidilution protection — Although the calculation agent will adjust the amount payable at maturity for certain corporate events affecting the underlying equity, the calculation agent is not required to make an adjustment for every corporate event that can affect the underlying equity. Consequently, this could affect the calculation of the Underlying Return, the market value of the Securities and the amount payable at maturity of the Securities. For more information, see the section “General Terms of the Securities — Antidilution Adjustments” beginning on page PS-26 of the AOS CP product supplement.
♦	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying equity and/or over-the-counter options, futures or other instruments with return linked to the performance of the underlying equity or the equity securities underlying the underlying equity, may adversely affect the market price of the underlying equity and, therefore, the market value of the Securities.
♦	Potential conflict of interest — UBS and its affiliates may engage in business with the issuers of the equity securities comprising the underlying equity, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. The calculation agent, an affiliate of UBS, will determine whether the closing price of the underlying equity on the Final Valuation Date has fallen below the Trigger Price and the payment at maturity on the Securities. The calculation agent may postpone the maturity date if a market disruption event occurs and is continuing on the Final Valuation Date.

♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding any offering of the Securities. Any such research, opinions or recommendations could affect the value of the underlying equity or any equity security comprising the underlying equity, and therefore the market value of the Securities.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your tax situation.

Risks specific to an investment in the Securities linked to the underlying equity

♦	Your Investment is concentrated in the energy sector — All of the securities included in the underlying equity are issued by companies whose primary line of business are directly associated with the energy sector. Energy companies in the underlying equity develop and produce crude oil and natural gas and provide drilling and other energy resources production and distribution related services. Stock prices for these types of companies are affected by supply and demand both for their specific product or service and for energy products in general. The price of oil and gas, exploration and production spending, government regulation, world events and economic conditions will likewise affect the performance of these companies. Correspondingly, securities of companies in the energy field are subject to swift price and supply fluctuations caused by evens relating to international politics, energy conservation, the success of exploration projects, and tax and other governmental regulatory policies. Weak demand for the companies’ products or services or for energy products and services in general, as well as negative developments in these other areas, would adversely impact the underlying equity’s performance.
♦	Failure of the underlying equity to track the level of the Energy Select Sector Index (the “underlying index”) — While the underlying equity is designed and intended to track the level of the underlying index, various factors, including fees and other transaction costs, will prevent the underlying equity from correlating exactly with changes in the level of the underlying index. Accordingly, the performance of the underlying equity will not be equal to the performance of the underlying index during the term of the Securities.
♦	Management risk — The underlying equity is not managed according to traditional methods of “active” investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, the underlying equity, utilizing a “passive” or indexing investment approach, attempts to approximate the investment performance of the applicable underlying index by investing in a portfolio of securities that generally replicate that underlying index. Therefore, unless a specific security is removed from the underlying index, the underlying equity generally would not sell a security because the security’s issuer was in financial trouble.
♦	Limited operating history — The underlying equity may have a limited operating history. Although the shares of the underlying equity are listed for trading, there is no assurance that an active trading market will continue for the shares of the underlying equity or that there will be liquidity in the trading market.
♦	Fluctuation of NAV — The net asset value (the “NAV”) of the shares of an ETF may fluctuate with changes in the market value of the ETF securities holdings. The market prices of the shares of the ETF may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. In addition, the market price of one share of an ETF may differ from its NAV per share; shares of an ETF may trade at, above or below their NAV per share.
♦	UBS cannot control actions by the underlying equity issuer, which may adjust the underlying equity in a way that could adversely affect the value of the Securities and the amount payable on the Securities, and the underlying equity issuer has no obligation to consider your interest — The policies of the underlying equity issuer concerning the calculation of the underlying equity’s net asset value, additions, deletions or substitutions of common stocks held by the underlying equity and the manner in which changes affecting the underlying index are reflected in the underlying equity could affect the market price of shares of the underlying equity and, therefore, the amount payable on the Securities at maturity.
Information about the Underlying Equity

Included on the following pages is a brief description of the underlying issuer of the underlying equity. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for the underlying equity. Partial data is provided for the second calendar quarter of 2009. We obtained the closing price information set forth below from Bloomberg, L.P. without independent verification. You should not take the historical prices of the underlying equity as an indication of future performance.

The underlying equity is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the issuer of the underlying equity with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the issuer of the underlying equity under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Energy Select Sector SPDR Fund (XLE)

We have derived all information contained in this pricing supplement regarding the Energy Select Sector SPDR Fund (the “XLE Fund”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by SSgA Funds Management, Inc. (“SSFM”). We make no representations or warranty as to the accuracy or completeness of the information derived from these public sources. The XLE Fund is an investment portfolio maintained and managed by SSFM. SSFM is a registered investment company that consists of numerous separate investment portfolios, including the XLE Fund. The XLE Fund is an exchange traded fund that trades on the Amex under the ticker symbol “XLE”.

Information provided to or filed with the SEC by the XLE Fund pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file number 811-08837, through the SEC’s website at http://www.sec.gov. Information from outside sources is not incorporated by reference in, and should not be considered a part of, this pricing supplement or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of such information. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information. As a prospective purchaser of the Securities, you should undertake an independent investigation of the XLE Fund as in your judgment is appropriate to make an informed decision with respect to an investment in the XLE Fund shares.

The XLE Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of its underlying index, the Energy Select Sector Index. The underlying index measures the performance of the financial services sector of the U.S. equity market.

The XLE Fund pursues the indexing strategy of “replication” in attempting to track the performance of the underlying index. The XLE Fund will invest in all of the securities which comprise the underlying index. The XLE Fund will normally invest at least 95% of its total assets in common stocks that comprise the underlying index.

The Energy Select Sector Index is a modified cap-weighted index. The Energy Select Sector Index is intended to track the movements of companies that are components of the S&P 500 and are involved in the energy sector. Companies in the Energy Select Sector Index include companies from the following industries: oil, gas and consumable fuels and energy equipment and services.

Historical Information

The following table sets forth the quarterly high and low closing prices for the XLE Fund, based on daily closing prices on the NYSE Arca, as reported by Bloomberg L.P. The closing price of the XLE Fund on June 26, 2009 was $47.89.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2003*	3/28/2003	$20.88	$19.15	$20.72
4/1/2003	6/30/2003	$23.48	$20.10	$22.17
7/1/2003	9/30/2003	$22.81	$20.98	$22.13
10/6/2003	12/31/2003	$25.69	$21.97	$25.59
1/6/2004	3/31/2004	$27.98	$25.57	$27.30
4/1/2004	6/30/2004	$29.82	$26.90	$29.41
7/1/2004	9/30/2004	$32.97	$28.59	$32.78
10/1/2004	12/31/2004	$35.31	$32.26	$34.10
1/3/2005	3/31/2005	$42.29	$32.63	$40.47
4/1/2005	6/30/2005	$43.46	$36.51	$42.11
7/1/2005	9/30/2005	$51.77	$42.80	$51.01
10/3/2005	12/30/2005	$50.87	$43.33	$47.93
1/3/2006	3/31/2006	$55.20	$48.76	$51.95
4/3/2006	6/30/2006	$57.15	$47.93	$54.40
7/3/2006	9/29/2006	$56.40	$48.96	$51.43
10/2/2006	12/29/2006	$59.52	$49.78	$56.69
1/3/2007	3/30/2007	$59.07	$52.17	$58.33
4/2/2007	6/29/2007	$69.05	$59.47	$67.06
7/2/2007	9/28/2007	$73.71	$63.17	$72.97
10/1/2007	12/31/2007	$78.48	$69.29	$77.33
1/2/2008	3/31/2008	$78.48	$65.67	$72.25
4/1/2008	6/30/2008	$88.35	$74.89	$86.73
7/1/2008	9/30/2008	$87.33	$56.74	$62.80
10/1/2008	12/31/2008	$61.41	$39.39	$47.35
1/2/2009	3/31/2009	$51.42	$37.73	$42.24
4/1/2009	6/26/2009**	$53.68**	$43.37**	$47.89**
*	The XLE Fund launched on December 16, 1998.
**	As of the date of this pricing supplement, available information for the second calendar quarter of 2009 includes data for the period from April 1, 2009 through June 26, 2009. Accordingly, the“Quarterly High,"“Quarterly Low” and“Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2009.

The graph below illustrates the performance of the XLE Fund from January 3, 2003 to June 26, 2009, assuming a Starting Price of $47.89, which was the closing price of the XLE Fund on June 26, 2009, and a Trigger Price equal to 75% of the Starting Price.

Source: Bloomberg L.P
Historical prices of the underlying equity should not be taken as an indication of future performance.

Energy Select Sector Index

Description of the Energy Select Sector Index

All information in this pricing supplement regarding the Energy Select Sector Index, including, without limitation, its make-up, method of calculation and changes in its components, is derived from publicly available information. Such information reflects the policies of, and is subject to change by, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) or NYSE Arca. We have not independently verified such information. We do not assume any responsibility for the accuracy or completeness of such information. Historical performance of the Energy Select Sector Index is not an indication of future performance. Future performance of the Energy Select Sector Index may differ significantly from historical performance, either positively or negatively.

The Energy Select Sector Index is a modified market capitalization-based index, intended to provide an indication of the pattern of common stock price movements of companies that are components of the S&P 500 Index and are involved in the development or production of energy products. Companies in the Energy Select Sector Index include a wide array of diversified energy firms whose business lines range from developing and producing crude oil and natural gas and providing drilling and other energy resources production and distribution related services. As of June 26, 2009, the Energy Select Sector Index included 40 component stocks.

The stocks included in the Energy Select Sector Index are selected by Merrill Lynch (the Index Compilation Agent) in consultation with Standard & Poor’s (“S&P”), a division of The McGraw-Hill Companies, Inc., from the universe of companies represented by the S&P 500 Index. The composition and weighting of the stocks included in the Energy Select Sector Index will likely differ from the composition and weighting of stocks included in any similar S&P 500 sector index that is published and disseminated by S&P. The NYSE Arca acts as the “Index Calculation Agent” in connection with the calculation and dissemination of the Energy Select Sector Index. S&P’s only relationship to the Index Compilation Agent is the licensing of certain trademarks and trade names of S&P and of the S&P 500 Index which is determined, composed and calculated by S&P without regard to the Index Compilation Agent or any Select Sector SPDR Fund.

Calculation Methodology

The Energy Select Sector Index is calculated using a base-weighted aggregate methodology; that means the level of the Energy Select Sector Index reflects the total market value of all of its component stocks relative to a particular base period. Total market value of a company is determined by multiplying the price of the stock by the number of common shares outstanding. An indexed number is used to represent the results of the aggregate market value calculation in order to make the value easier to work with and track over time.

The daily calculation of the Energy Select Sector Index is computed by dividing the total market value of the companies in the Energy Select Sector Index by a number called the Index Divisor (the “Index Divisor”). By itself, the Index Divisor is an arbitrary number. However, in the context of the calculation of the Energy Select Sector Index, it is the only link to the original base period value of the Energy Select Sector Index. The Index Divisor keeps the Energy Select Sector Index comparable over time and adjustments to the Index Divisor ensure that there are no changes in the underlying index level as a result of non-market forces (corporate actions, replacements of stocks in a Energy Select Sector Index, weighting changes, etc.).

Four times a year on a Friday close to the end of each calendar quarter, the share totals of the companies in the S&P 500 Index are updated by S&P. This information is utilized to update the share totals of companies in the Energy Select Sector Index. After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the market value of the Energy Select Sector Index.

S&P will advise the Index Calculation Agent regarding the handling of non-routine corporate actions which may arise from time to time and which may have an impact on the calculation of the S&P 500 Index and, consequently, on the calculation of the Energy Select Sector Index corporate actions such as a merger or acquisition, stock splits, routine spin-offs, etc., which require adjustments in the Energy Select Sector Index calculation, will be handled by the NYSE Arca and Index Divisor adjustments, calculated when necessary, are handled by S&P in its maintenance of the S&P 500 Index. In the event a merger or acquisition changes the relative importance of a company’s participation in two or more sectors in a major way, the Select Sector Index assignment of the stock may change. In any event, a new Index Divisor for affected Select Sector Indices will be disseminated promptly by the index calculation agent.

What are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” on page PS-38 of the AOS CP product supplement and discuss the tax consequences of your particular situation with your tax advisor.

Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid derivative contract with respect to the underlying equity. If your Securities are so treated, you should generally recognize capital gain or loss upon the sale, call or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Such gain or loss should generally be long term capital gain or loss if you have held your Securities for more than one year.

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations — Alternative Treatments” on page PS-39 of the AOS CP product supplement.

The Internal Revenue Service has released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” on page PS-38 of the AOS CP product supplement, unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Moreover, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

It is also possible that the Internal Revenue Service could assert that your Securities should be treated as a “constructive ownership transaction” which would be subject to the constructive ownership rules of Section 1260 of the Code. If your Securities were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale, call or maturity of your Securities would be recharacterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such capital gain) to the extent that such capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased an actual interest in the Fund on the date that you purchased your Securities and sold such interest in the Fund on the date of the sale or maturity of the Securities. In the opinion of our counsel, Sullivan & Cromwell LLP, however, the Securities should not be treated as subject to the constructive ownership rules of Section 1260.

Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Financial Reporting Standards and translated into U.S. dollars.

As of March 31, 2009 (unaudited)	CHF	USD
	(in millions)
Debt
Debt issued(1)	299,386	263,444
Total Debt	299,386	263,444
Minority Interest(2)	8,423	7,412
Shareholders’ Equity	31,283	27,527
Total capitalization	339,092	298,384

(1)	Includes Money Market Paper and Medium Term Securities as per Balance Sheet position.
(2)	Includes Trust preferred securities.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.87995 (the exchange rate in effect as of March 31, 2009).